UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K/A
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) September 11, 2006
BALLY TOTAL FITNESS HOLDING CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-13997	36-3228107

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8700 West Bryn Mawr Avenue, Chicago, Illinois	60631

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (773) 380-3000
N/A

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

BALLY TOTAL FITNESS HOLDING CORPORATION
FORM 8-K
Current Report
Item 2.02 Results of Operations and Financial Condition
     Bally Total Fitness Holding Corporation (the “Company”) is filing this Amendment No. 1 to its current report on Form 8-K, as filed on September 11, 2006 (the “Original Filing”) to correct an error regarding membership statistics for the three and six month periods ended June 30, 2006, and the related computation of average number of members during the periods. Average members for the three months ended June 30, 2006 were revised to 3.598 million, from the previously reported 3.581 million, declining 2% from the prior year instead of the reported 3% decline. As a result, previously reported average monthly membership revenue per member per month for the quarter was revised to $19.21 from the previously reported amount of $19.30, representing a $0.02 increase compared to the prior year quarter. The reported average monthly cash received per member per month was revised to $17.84 from the previously reported $17.92, representing a $0.05 increase over the prior year quarter instead of the reported $0.13 increase. For the six months ended June 30, 2006, average members were revised to 3.581 million, from the previously reported 3.564 million. As a result, previously reported average monthly revenue per member was revised to $19.37 from the previously reported $19.46. Average monthly cash received per member for the six month period in 2006 was revised to $18.30 from the previously reported $18.38, a decrease of $0.08 from the prior year period. Average monthly cash received per member for the six month period in 2006 included a benefit of $0.10, resulting from accelerated payments from members prepaying value plan memberships early and reactivations of previously expired members, revised from the previously reported $0.11.
     The financial highlights table filed with the Original Filing has been updated for the changes in average member amounts and average revenue and cash received amounts, and is included in this Form 8-K/A as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits
99.1	Financial highlights reconciliation for the three months and six months ended June 30, 2006.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

BALLY TOTAL FITNESS HOLDING CORPORATION Registrant
Dated: September 12, 2006	/s/ Marc D. Bassewitz
Marc D. Bassewitz
Senior Vice President, Secretary and General Counsel